TRANSFER AGENCY AGREEMENT
FOR CLASS 1 and CLASS 2 SHARES
AGREEMENT to be effective May 1, 2025, by and between PRINCIPAL VARIABLE CONTRACTS FUNDS, INC., a Maryland corporation (the “Fund”) and PRINCIPAL SHAREHOLDER SERVICES, INC., a Washington corporation (the “Administrator”).
1.APPOINTMENT OF TRANSFER AGENT
In consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Administrator to act as transfer and shareholder servicing agent for the Fund’s Class 1 and Class 2 shares and to act as its agent to assure the Fund’s Anti-Money Laundering Program procedures applicable to each such share class are implemented and the program is operated in accordance with those procedures, and the Administrator agrees to act, perform or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth.
2.SERVICES FURNISHED BY THE ADMINISTRATOR
As transfer agent for the Fund’s Class 1 and Class 2 shares, the Administrator will provide all services customarily performed by transfer agents of investment companies, in accordance with the policies and practices of the Fund as disclosed in its prospectus or otherwise communicated to the Administrator from time to time, including, but not limited to, the following:
(a)issuance, transfer, conversion, cancellation and registry of ownership of Fund shares, and maintenance of open account system;
(b)preparation and distribution of dividend and capital gain payments to shareholders;
(c)delivery, redemption and repurchase of shares, and remittances to shareholders;
(d)the solicitation and tabulation of proxy ballots and the preparation and distribution to shareholders of notices, proxy statements and proxies, reports, confirmation of transactions, prospectuses, tax information;
(e)communication with shareholders concerning items (a), (b), (c) and (d) above; and
(f)use its best efforts to qualify the Capital Stock of the Fund for sale in states and jurisdictions as directed by the Fund.
As the Fund's Anti-Money Laundering Program agent, the Administrator will assure such the Fund's anti-money laundering procedures applicable to Class 1 and Class 2 shares are implemented and the program is operated in accordance with those procedures, and will provide such reports and information as the Fund may request from time to time to facilitate the Fund's oversight of such program. The Administrator will also make information and records relating to the Fund's Anti-Money Laundering Program available to federal regulators as required by law and will permit such regulators to examine and inspect the Administrator for purposes of the program. The Administrator will perform the specific requirements of the Fund’s Customer Identification Program and will annually certify it has implemented the Fund’s anti-money laundering program.
3.RESERVED RIGHT TO DELEGATE DUTIES AND SERVICES TO OTHERS
The Administrator may contract with others, subject to prior approval of the Fund's board of directors, for data systems, processing services and other administrative services. The Administrator may at any time or times in its discretion appoint (and may at any time remove) other parties, including parties affiliated with the Administrator, as its agent to carry out such provisions of the Agreement as the Administrator may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Administrator of any of its responsibilities or liabilities hereunder.
4.COMPENSATION FOR SERVICES
The Fund currently pays no fee for the services provided to Class 1 and Class 2 shares pursuant to this Agreement.

5.LIMITATION OF LIABILITY OF THE ADMINISTRATOR
The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Administrator’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.
6.TERM AND RENEWAL
This Agreement will be effective on December 9, 2020 and will continue in effect thereafter from year to year provided that each continuance is approved annually by the Board of Directors of the Fund and by the vote of a majority of the directors who are not interested persons of the Administrator, Principal Life Insurance Company or the Fund cast in accordance with the requirements of the Investment Company Act of 1940, as amended, after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the Fund may rely.
7.TERMINATION OF THIS AGREEMENT
This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund or by the Administrator.
8.AMENDMENT OF THIS AGREEMENT
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
9.ADDRESS FOR PURPOSE OF NOTICE
Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Administrator for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392.
10.MISCELLANEOUS
The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
Remainder of Page Intentionally Left Blank; Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

By:	/s/ Adam U. Shaikh
Adam U. Shaikh
Vice President, Assistant General Counsel, and
Assistant Secretary

PRINCIPAL SHAREHOLDER SERVICES, INC.

By:	/s/ Jill R. Brown
Jill R. Brown
Senior Vice President

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